Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
864 286-4358

SCANSOURCE REPORTS STRONG

SALES IN SECOND QUARTER

*Sales increase 16% to $ 474 million

GREENVILLE, SC—January 25, 2007—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced financial results for its quarter ended December 31, 2006.

Net sales	$473.7 million
Gross margin	52.8 million

The Company will not be in a position to report net income or diluted EPS until the accounting evaluation of findings of the Special Committee is complete. For further information regarding the Special Committee findings with regard to stock option grant practices see the Company’s Form 8K filed January 19, 2007.

“Our strong sales were led by record results delivered by the ScanSource International team and the North American POS/AIDC team,” said Mike Baur, President and CEO of ScanSource. “Our communications business was led by the record results posted by our T2 Supply sales team.”

ScanSource Reports Strong Sales in Second Quarter

For the quarter ended December 31, 2006, net sales increased 16% to $473.7 million compared to $408.5 million for the quarter ended December 31, 2005. Quarterly gross margin increased to $52.8 million or 11.14% of revenues compared to $41.8 million or 10.24% for the same quarter in 2005.

As previously announced, on October 9, 2006 the Company’s Board of Directors appointed a Special Committee to conduct a review of the Company’s stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present. That Special Committee consists of two independent directors, Mr. Michael J. Grainger and Mr. John P. Reilly, who along with independent counsel and forensic accountants have conducted the review. On January 19, 2007, the Company filed a current report on Form 8K with the SEC to announce the findings of its Special Committee of the Board of Directors of the Company’s historical stock option grant practices. The Special Committee recommends that management determine the impact on the Company’s accounting for the option grants referenced in the findings and make appropriate adjustments and required disclosures. In that regard, the Company’s review of accounting issues raised by the findings is ongoing. The Company has preliminarily concluded, however, that the appropriate measurement date for certain grants may differ from the stated grant dates. As a result of the potential change in measurement dates, the Company may record additional non-cash stock based compensation expense related to certain of its prior stock option grants, but it is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions or whether the financial statements for any historical periods would require restatement. Any additional non-cash stock based compensation expense recorded will not affect the Company’s previously reported cash positions or revenues.

ScanSource Reports Strong Sales in Second Quarter

Forecast for Next Quarter

The Company announced its revenue forecast for the third quarter of fiscal 2007. ScanSource expects net revenues for the March 2007 quarter could range from $468 million to $488 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. Results of the review of the Special Committee may have an impact on reported financial results for this quarter, as well as previously reported results. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephone products); and ScanSource Security Distribution (electronic security Products).

ScanSource Reports Strong Sales in Second Quarter

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Strong Sales in Second Quarter

SCANSOURCE, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In thousands)

	December 31, 2006	September 30, 2006	June 30, 2006 *
	(unaudited)	(unaudited)
Selected Assets

Cash and cash equivalents	$2,730	$3,130	$3,831
Trade & notes receivable, net	315,172	344,451	297,740
Inventories	274,723	246,905	244,005
Property and equipment, net	26,347	26,174	27,098

Selected Liabilities

Trade accounts payable	286,306	271,580	271,519
Accrued expenses and other liabilities	29,666	25,727	26,170
Debt and other borrowings	78,568	107,007	32,185

*	Derived from audited financial statements at June 30, 2006.

ScanSource Reports Strong Sales in Second Quarter

SCANSOURCE, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED INCOME STATEMENT DATA (UNAUDITED)

(In thousands)

	Quarter ended December 31,		Six months ended December 31,
	2006	2005	2006	2005
Net sales	$473,734	$408,468	$969,963	$798,864
Cost of goods sold	420,957	366,633	865,348	716,700

Gross profit	52,777	41,835	104,615	82,164

	11.1%	10.2%	10.8%	10.3%

Interest expense	1,754	455	3,525	966
Interest income	(174)	(155)	(282)	(304)